UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2005

LIBERATE TECHNOLOGIES

(Exact name of registrant as specified in its charter)

Delaware	000-26565	94-3245315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2655 Campus Drive, Suite 250, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code              (650) 645-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 16, 2005, Liberate issued a press release announcing that Liberate’s Board of Directors has approved a reverse 1-for-250,000 split of Liberate common stock to be followed immediately by a forward 250,000-for-1 split, subject to stockholder approval, as part of a “going private” transaction.  Persons otherwise entitled to receive less than one share in the reverse stock split (that is, stockholders holding less than 250,000 shares at the effective time of the reverse stock split) would instead receive cash in the amount of $0.20 per share.  The transaction is subject to the approval of Liberate’s stockholders and certain other conditions.  If the transaction is approved by stockholders and implemented, Liberate expects to have fewer than 300 stockholders of record, which would enable Liberate to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company.

A copy of the press release is attached hereto as Exhibit No. 99.1 and is incorporated herein by reference.

On June 15, 2005, the Board of Directors of Liberate declared a one-time special dividend of $0.15 per common share.  The special dividend is payable to the holders of record on June 27, 2005 upon the closing of the sale of Liberate’s Non-North America business to SeaChange International, Inc. (“SeaChange”) pursuant to the terms of the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange attached as Exhibit 2.7 to the Current Report on Form 8-K filed by Liberate on April 19, 2005.  The SeaChange transaction is currently anticipated to close in the second half of 2005.  As required by the NASD rules, the ex-dividend date will be set one business day after the payment date.  After payment of the special dividend, Liberate expects to have approximately $62 million in cash and cash equivalents on hand, including restricted cash.

The special dividend distribution will be treated as a “dividend” for United States federal income tax purposes to the extent of Liberate’s earnings and profits, for United States federal income tax purposes, which generally must be determined by taking into account Liberate’s operations for the entire taxable year of the Company ending on May 31, 2006.  If the distribution exceeds a stockholder’s share of the Liberate’s earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of such stockholder’s adjusted tax basis in his shares and thereafter as gain.  For purposes of effecting payment of the special dividend to registered stockholders that are not United States persons for United States federal income tax purposes (“Non-U.S. Holders”), with respect to whom withholding is required, such withholding will be made based on the assumption that the entire distribution will be a taxable dividend.  A Non-U.S. Holder may be eligible to obtain an exemption from, a reduction of, or a refund of any federal income withholding taxes or a portion thereof provided that he establishes that no withholding or a reduced amount of withholding is due.  Stockholders are urged to consult their tax advisors regarding the appropriate tax treatment of the dividend.

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2005, the Board of Directors of Liberate Technologies (“Liberate”) approved the payment of certain severance payments in connection with amendments to existing employee retention agreements that were entered into as of March 14, 2003, by Liberate and each of Messrs. David Lockwood, Liberate’s Chairman and Chief Executive Officer, Philip Vachon, President – Liberate International, Gregory S. Wood, Liberate’s Executive Vice President and Chief Financial Officer, and Patrick Nguyen, Liberate’s Executive Vice President – Corporate Development (collectively, the “Executives”).  Under the terms of the employee retention agreements, each Executive is entitled to a severance payment upon a Change in Control (as defined therein) that is followed within one year by an Actual or Constructive Termination (as defined therein) of employment of such Executive.  As a result of the sale of the North America business to Double C Technologies, LLC on April 7, 2005, each Executive may be entitled to constructively terminate his employment and receive a severance payment.  The Board has determined that Liberate’s continuing operations would benefit from continuing employment of such Executives, and has approved the amendment of their employee retention agreements effective as of June 15, 2005 (the “Effective Date”) so that the Executives will no longer be required to have terminated employment to be entitled to the severance payments thereunder.  Instead, Liberate will pay each Executive the amount he would otherwise have been entitled to had such Executive’s employment been terminated pursuant to the terms of those agreements, at which time, the agreements will terminate and the Executives will not be entitled to any further payments or benefits thereunder.

Pursuant to the employee retention agreements as so amended, Liberate will make such payments to the Executives within thirty days following the Effective Date.  The value of the payment amounts pursuant to the employee retention agreements remain unchanged, which payment amount for each Executive will be equal to twice the Executive’s total taxable compensation for the prior fiscal year, with a minimum payment of $500,000, and a maximum payment of $750,000.

The foregoing is not a complete description of the employee retention agreements or of the rights and obligations of Liberate and the Executives under such agreements.

In order to prevent dilution or enlargement of the rights of option holders, effective upon the date of the payment of the special dividend, Liberate will make an equitable adjustment to the exercise price of stock options outstanding under the 1999 Incentive Plan as of June 27, 2005.  The equitable adjustment shall consist of a reduction in the exercise price of such options in an amount equal to the special dividend, or, if the per share dividend price is equal to or greater than the per share exercise price of any stock option, then such stock option shall be canceled and replaced with one share of the Liberate’s common stock plus cash equal to the difference between the per share dividend and the stock options per share exercise price.

Duff & Phelps, LLC and Skadden, Arps, Slate, Meagher & Flom LLP advised Liberate in connection with the declaration of the special dividend.

Item 9.01 Financial Statement and Exhibits.

(c)  Exhibits:

99.1  Press Release dated June 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATE TECHNOLOGIES

	By:	/s/ Gregory S. Wood
	Name:	Gregory S. Wood
	Title:	Executive Vice President and Chief Financial Officer
Date: June 16, 2005

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated June 16, 2005